UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2014

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On March 7, 2014, the Company was informed that the beneficial ownership percentage in the Company’s common stock held by entities and persons affiliated with Becker Drapkin Management, L.P. (“Becker Drapkin”) had fallen below 5%. In connection therewith and as further described below, on March 7, 2014, Steven R. Becker and Bradley Shisler each irrevocably tendered his resignation as a director of the Company effective immediately, which resignations were accepted by the Company’s board of directors.
Specifically, and as previously disclosed, in accordance with the agreement between the Company and Becker Drapkin dated as of February 8, 2012, as amended by Amendment No. 1 to the agreement dated August 9, 2012 (the “Agreement”), for so long as Becker Drapkin’s ownership interest (defined in the Agreement as beneficial ownership of the Company’s common stock) was at least equal to 5% of the Company’s outstanding common stock, the Company was required to nominate two directors selected by Becker Drapkin (the “Becker Drapkin directors”) to the Company’s board of directors, which directors are currently Steven R. Becker and Bradley Shisler. The Agreement further provides that Messrs. Becker and Shisler (or any replacement Becker Drapkin director) would each be deemed to have irrevocably tendered his resignation as a director of the Company effective as of the date that the ownership interest of Becker Drapkin fell below 5% of the Company’s outstanding common stock, which resignations have been tendered and accepted as set forth above.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	March 7, 2014	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer